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                                                                    Exhibit 10.5


                            TAX ALLOCATION AGREEMENT


        THIS AGREEMENT is made as of July 2, 1996 between Thermo Fibertek Inc., a Delaware corporation ("TFT"), and Thermo Fibergen Inc., a Delaware corporation ("Fibergen" - The term "Fibergen" shall refer to Fibergen and those of its subsidiaries that are at least 80% owned by Thermo Fibergen Inc.).


                             Preliminary Statement

        TFT is the parent of an affiliate group of corporations (including Fibergen) within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        TFT owns more than 80% of the issued and outstanding shares of voting common stock of Fibergen, the only class of stock that Fibergen is authorized to issue. Fibergen is required to file consolidated federal income tax returns with TFT.

        TFT is the common parent of an affiliated group of corporations and Fibergen recognizes that any one of them that sustains a net operating loss or otherwise generates beneficial tax attributes for a taxable period may be deprived of such benefits when offset in that or other periods against income or tax liabilities of the others.

        By this Agreement, the parties desire to set forth the understanding they have reached with respect to the filing of the consolidated United States federal income tax returns. Foreign tax returns are not subject to this Agreement.

                                   Agreements

        IT IS MUTUALLY agreed by the parties hereto as follows:

         1. Definitions and Construction.

            1.1. The Term "TFT Group" means the group of corporations of which TFT is common parent and with which TFT files an affiliated consolidated federal income tax return, excluding Fibergen and subsidiaries of Fibergen that may exist now or in the future. For purposes of this Agreement, the TFT Group shall be treated as a single corporate entity. The TFT Group and Fibergen and its subsidiaries, respectively, are sometimes herein referred to collectively as the "Two Companies" or the "Companies." This Agreement anticipates that TFT will set aside and retain certain sums calculated as provided herein. All reference to TFT paying sums to itself pursuant to this Agreement shall be satisfied by TFT setting aside sums in respect of the obligations established under this Agreement.

            1.2. The paragraph titles used herein are for convenience of reference only and will not be considered in the interpretation or construction of any of the provisions hereof. Words may be construed in the singular or the plural as the context requires.
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         2. Tax Returns.

            2.1. Federal Tax Returns. TFT as the common parent will prepare and file or cause to be prepared and filed federal and state income tax returns on a consolidated basis, for the TFT Group and Fibergen and its subsidiaries for all fiscal periods as to which a consolidated return is appropriate in accordance with the terms of this Agreement.

            2.2. State Tax Returns. TFT as the common parent will prepare and file or cause to be filed state income tax returns on a combined, consolidated, unitary, or other method that TFT believes will result in a lower overall tax liability to the Two Companies. Fibergen will reimburse TFT for its portion of the tax. Such reimbursement will be the tax Fibergen would have paid on a separate return basis, but only if it was required to file a return in that state.

         3. Time of Payment of Federal Obligations to TFT. The obligations of the Companies for Federal income tax payments will be determined and paid as follows:

            (a) Not later than the 15th day after the end of the fourth, sixth, ninth and twelfth months of each consolidated taxable year of TFT, TFT will make a reasonable determination (consistent with the provisions of Section 6655 of the Code) of the separate federal income tax liability that each Company would be required to pay as estimated payments on a separate return basis for that period. Each Company shall pay to TFT the amount of such liability within ten days.

            (b) After the end of TFT's fourth accounting quarter and before the 15th day of the third month thereafter, each Company will promptly pay to TFT the entire amounts estimated to be due and payable under such Company's federal income tax return as if filed on a separate return basis, less all amounts previously paid with respect to that year pursuant to subparagraph (a) of this Paragraph 3.

            (c) If upon the filing of the consolidated income tax return, a revised calculation is made in the manner set forth in subparagraph (b) of this Paragraph 3, and it is determined that either Company has paid to TFT with respect to the consolidated taxable year an amount greater than that required by Paragraph 3(b), then that excess will be promptly paid by TFT to that Company.

         4. Tax Obligations of TFT. TFT will pay the consolidated tax liabilities of the Companies arising from filing a consolidated federal income tax return.

         5. Payment of Funds by TFT. After the end of TFT's fourth quarter and before the 15th day of the third month thereafter, if in any year Fibergen incurs a loss, TFT shall pay to Fibergen a sum equal to the amount of benefit realized by TFT that is attributable to the loss incurred by Fibergen.

         6. Changes in Prior Year's Tax Liabilities. In the event that the consolidated tax liability or the separate tax liability referred to in Paragraphs 3 and 4 hereof for any year for which a consolidated tax return for the two Companies was filed is or would be increased or decreased by reason of filing an amended return or returns (including carry-back claims), or by reason of the examination of the returns by the Internal Revenue Service, the amounts due TFT for payment of taxes under Paragraph 3 hereof, and the amount to be paid to TFT for allocation to Fibergen under Paragraph 4 hereof for each such year will be recomputed by TFT to reflect the adjustments to taxable income and tax credits for the taxable year and interest or penalties, if any. In accordance with those recomputations, additional sums will be paid by the Companies to TFT or


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paid by TFT to the Companies regardless of whether a member has become a
Departing Member (as defined in Paragraph 8 hereof) subsequent to the taxable year of recomputation.

         7. New Members. The Companies agree that if, subsequent to the execution of this Agreement, TFT becomes the parent, as that term is used in
Section 1504 of the Code, of one or more subsidiary corporations, in addition to Fibergen, then each newly acquired subsidiary corporation may become a separate party to this Agreement by consenting in writing to be bound by its provisions, effective immediately upon its delivery to TFT, but the income, deductions and tax credits of the newly acquired subsidiary corporations will first be included in the consolidated federal income tax return as required by the Code.

         8. Departing Members.

            8.1. The term "Departing Member," as used herein, will mean a Company that is no longer permitted under the Code to be included in the consolidated federal income tax return.

            8.2. In applying this Agreement to a Departing Member for the final taxable year in which its income, deductions, and tax credits are required to be included in the consolidated federal income tax return: (i) the amount required to be paid by a Departing Member under the provisions of Paragraph 3 hereof and
(ii) the amount that the Departing Member is entitled to receive under the provisions of Paragraph 4 hereof, will be determined by taking into account the income, deductions and tax credits of the Departing Member only for the fractional part of such year as the Departing Member was a member of the consolidated group and included in the consolidated federal income tax return.

            8.3. After the filing of the consolidated federal income tax return for the last taxable year that the Departing Member was included therein, the Departing Member will be informed of the amount of consolidated carry-overs as of the end of the taxable year or period which are attributable to the Departing Member, as provided by Treasury Regulations Section 1.1502-79 or otherwise, including the agreement of the parties.

         9. Determination of Sums Due from and Payable to Members. TFT will determine the sums due from and payable to the Companies under the provisions of this Agreement (including the determination for purposes of Paragraph 6 hereof). The Companies agree to provide TFT with such information as may reasonably be necessary to make these determinations. Issues arising in the course of the determinations that are not expressly provided for in this Agreement will be resolved in an equitable manner.

         10. Tax Controversies. If a consolidated federal income tax return for any taxable year during which this Agreement is in effect is examined by the Internal Revenue Service, the examination, as well as any other matters relating to that tax return, including any tax litigation, will be handled solely by TFT. Fibergen will cooperate with TFT and to this end will execute protests, petitions, and any other documents as TFT determines to be necessary or appropriate. The cost and expense of TFT's handling of a tax controversy, including legal and accounting fees, will be allocated to and paid by the Company to whom the tax controversy relates. If the tax controversy relates to both Companies, the cost and expense will be allocated between the Companies in the proportion that each Company's potential additional tax liability bears to the total potential additional tax liability of both Companies (determined in accordance with Paragraph 6 hereto and assuming that the tax controversy is resolved in favor of the Internal Revenue Service) for the taxable year on issue. If the tax controversy encompasses more than one taxable year, TFT will first allocate the cost and expense to each taxable year in the


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proportion that the potential additional tax liability for each taxable year bears to the total potential additional tax liability for the taxable years in issue.

         11. Effective Date. This Agreement shall be effective beginning as of the date of this Agreement, and will continue on a year-to-year basis thereafter with respect to Fibergen for so long as Fibergen is permitted to file a consolidated federal income tax return with TFT.

        12. State Taxes. The two Companies will jointly file any state tax return on a combined, consolidated, unitary, or other method that TFT determines results in a lower overall tax liability to the Two Companies. In the event that said state tax returns shall be filed, the provisions of sections 1 through 11 hereof shall apply, mutatis mutandis (the necessary changes being made) to the allocation, preparation, filing and payment related to such state taxes and tax returns.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                                THERMO FIBERTEK INC.

                                                By: /s/ Jonathan W. Painter
                                                    ----------------------------
                                                Title: Treasurer



                                                THERMO FIBERGEN INC.

                                                By: /s/ Yiannis A. Monovoukas
                                                    ----------------------------
                                                Title: President

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